Filed Pursuant to Rule 433(d)

Registration Statement No. 333-224340

April 27, 2020

Diageo Capital plc

$750,000,000 1.375% Fixed Rate Notes due 2025

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$750,000,000 1.375% Fixed Rate Notes due 2025

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	April 27, 2020

Expected Settlement Date:	April 29, 2020 (T+2)

Maturity Date:	September 29, 2025

Interest Payment Dates:	March 29 and September 29 of each year, commencing on September 29, 2020 (short first coupon payment date)

Principal Amount:	$750,000,000

Net Proceeds (after underwriting discount, before expenses):	$745,515,000

Benchmark Treasury:	UST 0.500% due March 31, 2025

Benchmark Treasury Price / Yield:	100-161⁄4 / 0.396%

Spread to Benchmark Treasury:	+105 bps

Re-offer Yield:	1.446%

Coupon:	1.375%

Re-offer Price:	99.632%

Optional Redemption:

Prior to August 29, 2025, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on August 29, 2025 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 20 basis points, plus accrued interest to but excluding the date of redemption.

On or after August 29, 2025 at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to but excluding the date of redemption.

Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated April 27, 2020 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Barclays Capital Inc.

Morgan Stanley & Co. LLC

NatWest Markets Securities Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Standard Chartered Bank

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BC2

ISIN:	US25243YBC21

Governing Law:	State of New York

Selling Restrictions:	See “Underwriting” beginning on page S-18 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$1,000,000,000 2.000% Fixed Rate Notes due 2030

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$1,000,000,000 2.000% Fixed Rate Notes due 2030

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	April 27, 2020

Expected Settlement Date:	April 29, 2020 (T+2)

Maturity Date:	April 29, 2030

Interest Payment Dates:	April 29 and October 29 of each year, commencing on October 29, 2020

Principal Amount:	$1,000,000,000

Net Proceeds (after underwriting discount, before expenses):	$991,930,000

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	108-01 / 0.653%

Spread to Benchmark Treasury:	+140 bps

Re-offer Yield:	2.053%

Coupon:	2.000%

Re-offer Price:	99.523%

Optional Redemption:

Prior to January 29, 2030, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on January 29, 2030 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 25 basis points, plus accrued interest to but excluding the date of redemption.

On or after January 29, 2030 at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to but excluding the date of redemption.

Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated April 27, 2020 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Barclays Capital Inc.

Morgan Stanley & Co. LLC

NatWest Markets Securities Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Standard Chartered Bank

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BD0

ISIN:	US25243YBD04

Governing Law:	State of New York

Selling Restrictions:	See “Underwriting” beginning on page S-18 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$750,000,000 2.125% Fixed Rate Notes due 2032

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$750,000,000 2.125% Fixed Rate Notes due 2032

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	April 27, 2020

Expected Settlement Date:	April 29, 2020 (T+2)

Maturity Date:	April 29, 2032

Interest Payment Dates:	April 29 and October 29 of each year, commencing on October 29, 2020

Principal Amount:	$750,000,000

Net Proceeds (after underwriting discount, before expenses):	$741,120,000

Benchmark Treasury:	UST 1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	108-01 / 0.653%

Spread to Benchmark Treasury:	+155 bps

Re-offer Yield:	2.203%

Coupon:	2.125%

Re-offer Price:	99.181%

Optional Redemption:

Prior to January 29, 2032, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on January 29, 2032 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 25 basis points, plus accrued interest to but excluding the date of redemption.

On or after January 29, 2032 at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to but excluding the date of redemption.

Use of Proceeds:	General corporate purposes.

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated April 27, 2020 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-9 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Barclays Capital Inc.

Morgan Stanley & Co. LLC

NatWest Markets Securities Inc.

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Standard Chartered Bank

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BE8

ISIN:	US25243YBE86

Governing Law:	State of New York

Selling Restrictions:	See “Underwriting” beginning on page S-18 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo plc has filed a registration statement (including a prospectus) (File No. 333-224340) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Diageo plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diageo plc or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322; Citigroup Global Markets Inc. at +1-800-831-9146; Credit Suisse Securities (USA) LLC at +1-800-221-1037; Deutsche Bank Securities Inc. at +1-800-503-4611 or HSBC Securities (USA) Inc. at +1-866-811-8049.

Diageo plc currently expects delivery of the notes to occur on or about April 29, 2020, which will be the second business day following the pricing of the notes (such settlement cycle being referred to as “T+2”).

No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the European Economic Area or the United Kingdom.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.